EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of January 31, 2000 (this “Agreement”), is by and among Bank of America, N.A., a national banking association with its principal offices in Charlotte, North Carolina (“Bank”); Capital Lease Funding, L.P., a Delaware limited partnership with its principal offices in New York, New York (“CLF”); and CLF’s general partners, CLFC HPII Inc. (“CLFC”) and CLF Holdings, Inc.

RECITALS

A. In its ordinary course of business, CLF originates certain mortgage loans to certain borrowers.

B. CLF desires to sell certain of these mortgage loans to Bank, and Bank desires to purchase certain of these mortgage loans from CLF, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements set forth herein and for additional consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Defined Terms and Rules for Construction. The following provisions shall govern the interpretation of certain terms used in this Agreement:

(a) Defined Terms. Capitalized terms shall have the meanings set forth below:

“Adjusted Book Amount” means: (i) with respect to any Purchased Mortgage Loan, the original Purchase Price for such Pool Asset less any principal payments received by Bank or the Servicer from or on behalf of the applicable Mortgagor; and (ii) with respect to any Confirmed Loan that has become a Pool Asset, the amount loaned by Bank to the Mortgagor, less the Contribution Fee paid by CLF in respect of such Loan, and less any principal payments received by Bank from or on behalf of the applicable Mortgagor. The Adjusted Book Amount for a Loan may never exceed the Purchase Price for such Loan.

“Bank Loans” means Commercial Mortgage Loans, including Construction Perm Loans and Converted Loans, that are originated or made by Bank or any of its affiliates or subsidiaries to Mortgagors.

“Bank Mortgage Loan Documents” means all documents and instruments that would constitute the “Mortgage File” for a Bank Loan or a Bank Originated Mortgage Loan.

“Bank Originated Mortgage Loans” means Bank Loans that CLF has purchased from Bank, either by exercise of the Call Option or pursuant to the terms of the Contribution Agreement, and that were, but no longer are, Pool Assets.

“Business Day” means any calendar day in which a federally chartered banking association doing business in the State of North Carolina is open for transacting business with the general public.

“Call Option” means the call option to be sold by Bank to CLF, as set forth in the Call Option Agreement.

“Call Option Agreement” means that certain Call Option Agreement, of even date herewith, by and among Bank, as Grantor, CLF, as Buyer, and CLFC, the form of which is attached hereto as Exhibit F.

“Ceiling Conditions” means the following: (a) the Performance Criteria have been and continue to be satisfied; (b) no more than 25% of the total Market Value of all Pool Assets have Mortgaged Properties leased by any single Tenant or by any single Tenant and its affiliates (as such term is defined at 17 C.F.R. § 230.405); (c) no more than 35% of the total Market Value of all Pool Assets have Mortgage Properties leased by one or more Tenants in the same industry group; and (d) CLF has (i) at least $1,000,000 in cash and (ii) equity of at least $20,000,000 or 8% of its assets, on a balance sheet basis and determined as if the sales of Purchased Mortgage Loans were not true sales under the provisions of SFAS 125, whichever is greater.

“CLF Change Event” means the occurrence of a change in the partnership interests of CLF such that either (i) either CLFC or CLF Holdings, Inc. shall no longer be a general partner of CLF or (ii) CLFC shall no longer have full authority to act as CLF’s general partner.

“CLF Management Change Event” means the termination without cause, to which Bank has not consented, which consent shall not be withheld unreasonably, of CLF’s President, General Counsel or Chief Financial Officer.

“Closing Date” means the date on which all of the agreements evidencing the Facility are executed and delivered by the parties hereto.

“Commercial Mortgage Loan” means any loan secured by a Mortgage on Mortgaged Property, which property (i) would be generally characterized as commercial in nature and that is zoned for commercial use, including without limitation an office building, a shopping center, a warehouse, an office/warehouse/showroom combination building, a hotel, a mobile home park or other property intended and zoned for commercial use and (ii) is intended to be leased by a Tenant which has a senior, long- term unsecured debt rating of at least BBB- or Baa3.

“Committed Amounts” means the amounts that Bank has loaned or agreed to loan or advance to Mortgagors in respect of Construction Perm Loans.

“Confirmation” means a document to be delivered and executed under the terms of the Contribution Agreement, evidencing CLF’s consent to Bank’s making of a Loan, secured by a lien on specified Mortgaged Property, to a specified Mortgagor, substantially similar in form to the one attached hereto as Exhibit A.

“Confirmed Loans” means all Bank Loans that CLF has confirmed as acceptable as Pool Assets under the terms and conditions of the Contribution Agreement.

“Construction Loan” means any Commercial Mortgage Loan that is made to fund the construction of property which would be generally characterized as commercial in nature and that is zoned by the applicable zoning or permitting authority for commercial use.

“Construction Perm Loan” means any Bank Loan identified by Bank and confirmed by CLF as being otherwise eligible for the Facility, that is originated as a loan for the financing of the construction of commercial improvements to real property and that is convertible, at the Mortgagor’s option or otherwise, from a Construction Loan to a Permanent Loan.

“Contribution Agreement” means that certain Contribution Agreement, of even date herewith, by and between Bank and CLF, the form of which is attached hereto as Exhibit G.

“Contribution Fee” means a fee to be paid by CLF to Bank under the terms of the Contribution Agreement, which fee shall be determined by subtracting (x) the amount determined by application of the Purchase Price Grid to the sum of (i) the Loan proceeds advanced by Bank to the applicable Mortgagor in respect of the applicable Commercial Mortgage Loan plus (ii) the premium for any Lease Enhancement Policy that may be issued in connection with such Commercial Mortgage Loan (unless such premium is being paid directly by the applicable Mortgagor) from (y) the sum of (i) and (ii), above.

“Conversion Date” means, with respect to any Construction Perm Loan, the date upon which such Construction Perm Loan converts to a Permanent Loan.

“Converted Loans” means all Construction Perm Loans that have become Permanent Loans.

“Credit Rating” means the rating assigned by a Rating Agency to the senior, unsecured debt obligations of a Tenant; provided, however, that if no Rating Agency has issued a Credit Rating for a Tenant, Bank and CLF shall mutually agree to a Credit Rating for such Tenant.

“Custodian” means LaSalle National Bank or any other institution that may provide custodial services in respect of Pool Assets.

“Custody Agreement” means an agreement, the form of which is attached hereto as Exhibit C, designating Custodian as the entity that will have physical custody of the Mortgage Files for Commercial Mortgage Loans sold by CLF to Bank.

“Disposition Surplus” means the amount determined by subtracting (i) the sum of (a) the actual, reasonable costs and expenses incurred or paid by Bank upon a Securitization of the Pool Assets or upon a sale or transfer of the Pool Assets to a third party, (b) other amounts, fees or expenses, including without limitation any unpaid Option Margin Premium, owed by CLF to Bank, (c) the Imputed Exercise Price for all Pool Assets and (d) the Profit Participation Amount from (ii) the gross proceeds received by Bank upon a securitization of the Pool Assets or a sale or transfer of the Pool Assets to a third party. Notwithstanding the foregoing, if a Disposition Surplus is being determined after the occurrence of an Event of Default, then such Disposition Surplus shall not include any amount attributable to any gain (if any) resulting from any hedging strategy used by Bank after the occurrence of such Event of Default.

“DV01” means dollar value, one basis point.

“Eurodollar Rate” means the per annum interest rate appearing at approximately 11:00 a.m., London time, and from time to time on Telerate Page 3750 (or any successor page) as the London Interbank offered rate for one-month term deposits in U.S. Dollars. If such rate is not available, the term “Eurodollar Rate” shall mean the per annum interest rate appearing at approximately 11:00 a.m., London time, and from time to time on Reuters Screen LIBO Page at the London Interbank offered rate for one-month term deposits in U.S. Dollars at approximately 11:00 a.m., London time; provided, however, that if more than one rate is shown on the Reuters Screen LIBO Page, then the applicable rate shall be the arithmetic mean of all rates shown.

“Event of Default” means the occurrence of any of the following: (i) the failure by CLF to pay, in full, an Option Premium Adjustment Amount to Bank within five Business Days after CLF’s receipt of a Market Deficit Notice; (ii) the receipt by CLF of a notice of the occurrence of an event of default under any financing or financial accommodation provided by any third-party to CLF or any securities contract between CLF and any third party, and the failure by CLF to cure such default within any applicable cure period, subject to any waivers of a default that may be granted to CLF by such third party; (iii) the failure by CLF to deliver a Mortgage File to Bank or its designee within ten Business Days after the Purchase Date; (iv) the failure by CLF to remit to Bank, by the fifth (5th) Business Day after any applicable notice and cure period, any Option Margin Premium that may remain due and unpaid after giving effect to the applicable setoff, as set forth in Section 3(a) of the Call Option Agreement, against Remittances; (v) the failure by CLF to materially and timely comply with any provision of this Agreement, and such default is not cured by CLF within ten Business Days after CLF’s receipt of notice from Bank of such failure; (vi) any representation or warranty made by CLF that is or shall have been incorrect or untrue in any material respect when made or repeated, or deemed to have been made or repeated, and such default is not cured by CLF within ten Business Days after CLF’s receipt of notice from Bank of such default; (vii) the dissolution of CLF or the merger or consolidation of CLF with any of its general partners or with any other entity; (viii) the sale or transfer by CLF of all or a majority of its assets other than with respect to a disposition of the Pool Assets under the terms of this Agreement; (ix) a determination by a court of competent jurisdiction or by an administrative agency, board, court or other body that would have the effect of rendering CLF’s performance under this Agreement impossible or impractical; (x) a determination by a court of competent jurisdiction that CLF’s execution and delivery of, or CLF’s performance under, this Agreement is or would be a violation of any criminal or civil statute, regulation or other law; (xi) any event that would cause Bank to lose its position as a first priority secured creditor with respect to any Pool Asset or any other collateral granted by CLF to Bank; (xii) a CLF Change Event; (xiii) a CLF Management Change Event; or (xiv) the failure by CLF to deliver a new or modified Report to Bank within five Business Days after Bank notifies CLF that Bank has not received a Report for the preceding two-week period or that the information provided in any Report previously submitted by CLF to Bank is incomplete in any material way.

“Exercise Date” means any date before the Expiration Date on which Bank receives proper notice from CLF that CLF is exercising the Call Option.

“Exercise Price” means, in respect of Pool Assets that CLF purchases from Bank by exercise of the Call Option, the sum of (i) the Adjusted Book Amount for each Pool Asset, plus (or minus, if the Net Hedge Adjustment Amount is a positive number) (ii) the Net Hedge Adjustment Amount, plus (iii) the Securitization Fee for the Pool Assets that are the subject of such Call Option, less (iv) all Option Premium Adjustment Amounts previously paid by CLF to Bank, plus (v) all Option Premium Adjustment Amounts disbursed by Bank to CLF under the provisions of the Call Option Agreement.

“Expanded Pool Assets” means all Pool Assets and all Construction Perm Loans that are not Converted Loans.

“Expiration Date” means the earliest to occur of: (i) the Termination Date; (ii) the date on which an Event of Default occurs; (iii) the date on which an Insolvency Event occurs; or (iv) the date on which the Facility is terminated in accordance with the provisions of Section 20 of this Agreement.

“Facility” means the financial arrangements and agreements between the parties set forth in this Agreement, the Call Option Agreement, the Contribution Agreement and other related documents and instruments.

“Funding Confirmation” means a document, to be delivered and executed under the terms of the Contribution Agreement, evidencing CLF’s consent to

Bank’s making of a Loan, secured by a lien on specified Mortgaged Property, to a specified Mortgagor.

“Hedge” means a facility, or a collection of securities and/or derivatives, owned by Bank for the purpose of offsetting or reducing the market risk arising from the Bank’s ownership of Pool Assets.

“Imputed Exercise Price” means the Exercise Price, determined as if CLF had exercised the Call Option on the date on which Bank causes a securitization of or transfers to a third party the Pool Assets, for Pool Assets securitized or transferred to a third party by Bank, plus any amounts that are otherwise due and owing to Bank hereunder but that are unpaid as of the date for which an Imputed Exercise Price is being determined.

“Insolvency Event” means the occurrence of any of the following: (i) the inability of CLF to pay its obligations as such obligations become due; (ii) CLF’s admission in writing that it is insolvent or unable to pay its debts as they become due; (iii) the commencement of a case by CLF under the provisions of title 11 of the United States Code; (iv) the entry of an order for relief after the commencement of a case against CLF under the provisions of Section 303 of the Bankruptcy Code; (v) the failure of CLF to obtain the dismissal of any case brought against CLF under the provisions of Section 303 of the Bankruptcy Code within 75 days of the commencement of such case; (vi) the failure by CLF to obtain, within 45 days after entry of an order appointing an interim trustee under the provisions of 11 U.S.C. § 303(g), an order by a court of competent jurisdiction granting CLF possession of the property of the estate from such interim trustee; or (vii) the appointment by a court of competent jurisdiction of a trustee, receiver, conservator or liquidator, or other person or entity having powers and obligations similar to those granted to any of the foregoing, for CLF or for all or substantially all of CLF’ s assets (except as set forth in the preceding clause (vi)).

“Investment Grade” means a senior unsecured debt credit rating of at least BBB-, if such rating is issued by Standard & Poor’s Ratings Services, Fitch Investors Service, Inc., or Duff & Phelps Credit Rating Co., or at least Baa3, if such rating is issued by Moody’s Investors Service, Inc.

“Lease Enhancement Policy” means any lease enhancement insurance policy issued in respect of a Commercial Mortgage Loan by an acceptable insuror to or in favor of CLF or Bank.

“Loan” means a Commercial Mortgage Loan, a Construction Perm Loan, a Converted Loan, a Confirmed Loan or a Permanent Loan.

“Loan Value” means, in respect of Commercial Mortgage Loans, the amount actually advanced by Bank or CLF to the applicable Mortgagor, and shall not include any amount solely attributable to the “grossing up” of such Loan.

“Market Deficit Notice” means a notice delivered by Bank to CLF that (a) the Market Value of the Pool Assets is less than the Mortgage Loan Balances of the Pool Assets and/or (b) the amount determined by subtracting the Securitization Costs (for a hypothetical Securitization) for all Pool Assets from the Market Value of all Pool Assets is less than 103% of the Adjusted Book Amount of all Pool Assets.

“Market Value” means the sum of: (i) the fair market value of Pool Assets then-owned by Bank, determined by Bank in its sole, commercially reasonable judgment with respect to the amount that would be received, in a commercially reasonable transaction, upon an actual or hypothetical Securitzation of such Pool Assets; plus (ii) the Net Hedge Adjustment Amount; plus (iii) any Option Premium Adjustment Amount previously paid to, and still retained by, Bank. Without limiting the foregoing, the Net Hedge Adjustment Amount shall be subtracted from the amount determined under clause (i) of this definition if the Net Hedge Adjustment Amount is a negative number.

“Material Adverse Change” means, in respect of any Commercial Mortgage Loan, any of the following: (a) the Credit Rating of the Tenant has declined, after the date of the Funding Confirmation but before the date on which such Loan becomes a Pool Asset, (i) below an Investment-Grade rating or (ii) more than two rating levels below the Credit Rating of such entity or person as of the date on which CLF executed the applicable Funding Confirmation (e.g., from AAA+ to AA+); (b) Bank’s environmental, engineering or appraisal reports reveal substantial deficiencies or conditions that cannot be timely cured and that would otherwise prevent the Bank from funding such Loan.

“Mortgage” means a mortgage, deed of trust, or other deed or instrument to secure indebtedness that creates a valid and enforceable lien, security interest or property interest on or in an estate in fee simple in or on real property, and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Mortgage File” shall have the meaning set forth in the Custody Agreement.

“Mortgage Loan Balance” means the outstanding principal balance owed by a Mortgagor in respect of a Commercial Mortgage Loan, including any Converted Loan, that is a Pool Asset.

“Mortgaged Property” means the real property and improvements thereon, and related personal property and other property interests, that are described in and subject to a Mortgage or that otherwise secure repayment of obligations that are secured by a Mortgage.

“Mortgagor” means an obligor of any obligation that is secured by a Mortgage, which obligor is also the owner of the Mortgaged Property that secures such obligation.

“Net Hedge Adjustment Amount” means as follows:

(a) If Bank has not delivered a Market Deficit Notice to CLF, any net gain or loss incurred by Bank as a result of the hedging strategy or strategies actually used by Bank and consented to by CLF;

(b) If Bank has delivered a Market Deficit Notice to CLF, then, for all periods beginning on the date on which Bank delivers to CLF a Market Deficit Notice, any net gain or loss incurred by Bank as a result of the hedging strategy that Bank, in its sole discretion, actually uses; and, for all periods after CLF has paid Bank the Option Premium Adjustment Amount due in respect of such Market Deficit Notice, the provisions of clause (a) of this definition shall apply on and after the date on which Bank receives such Option Premium Adjustment Amount to the same extent as if Bank had not issued such Market Deficit Notice to CLF; or

(c) Notwithstanding the foregoing clauses (a) and (b), if an Event of Default has occurred and has not been cured (if cure .is expressly allowed under this Agreement) or waived in writing by Bank, any net gain or loss incurred by Bank as a result of the hedging strategy that Bank, in its sole discretion, actually uses.

The Net Hedge Adjustment Amount shall be a positive number if the amount determined by application of this definition is a net gain, and shall be a negative number if the amount determined by application of this definition is a net loss.

“Non-Conforming Loan” means any Purchased Mortgage Loan for which the long-term unsecured credit rating for the tenant of the Mortgaged Property is lowered to a rating that is less than a BBB- or Baa3, or to an equivalent rating, by any rating agency.

“Option Margin Premium” means the amount that is determined by daily application, based on a 360 day per year basis for the actual number of days during the period commencing on (but excluding) the Closing Date and ending on (and including) the last day of each calendar month thereafter, of (x) the Option Margin Premium Rate to (y) the Adjusted Book Amount for all Pool Assets.

“Option Margin Premium Rate” means the per annum rate that is the sum of (i) the Eurodollar Rate plus (ii) 100 basis points, for the first $200,000,000 in Adjusted Book Amount of Pool Assets, and, for all remaining Pool Assets, the sum of (i) the Eurodollar Rate plus (ii) 150 basis points.

“Option Premium” means $350,000.00.

“Option Premium Adjustment Amount” means the greater of: (i) the amount determined by subtracting (x) the amount determined by subtracting (A)

the Securitization Costs, determined with respect to a hypothetical Securitization of all Pool Assets, from (B) the Market Value of all Pool Assets, from (y) 103 percent of the Adjusted Book Amount of all Pool Assets; (ii) the difference between (x) the sum of all Mortgage Loan Balances for all Pool Assets less (y) the Market Value for all Pool Assets; or (iii) zero (0).

“Participation Rate” means as follows:

(i) 50 basis points, if the total dollar amount of Bank Loans being securitized is at least 50% of the total dollar amount of the sum of (x) all Loans being securitized that, immediately prior to the exercise of the Call Option in connection with the Securitization, were Pool Assets and (y) all Bank Originated Mortgage Loans being securitized;

(ii) 45 basis points, if the total dollar amount of Bank Loans being securitized is at least 25%, but less than 50%, of the total dollar amount of the sum of (x) all Loans being securitized that, immediately prior to the exercise of the Call Option in connection with the Securitization, were Pool Assets and (y) all Bank Originated Mortgage Loans being securitized;

(iii) 40 basis points, if the total dollar amount of Bank Loans being securitized is less than 25% of the total dollar amount of the sum of(x) all Loans being securitized that, immediately prior to the exercise of the Call Option in connection with the Securitization, were Pool Assets and (y) all Bank Originated Mortgage Loans being securitized;

(iv) in respect of a whole loan sale of a Bank Loan by CLF to a third party, 50 basis points, if the total dollar amount of all Bank Loans is at least 50% of the total dollar amount of the sum of (x) all Pool Assets owned by Bank immediately prior to such sale and (y) all Bank Originated Mortgage Loans then-owned by CLF; 45 basis points, if the total dollar amount of all Bank Loans is at least 25%, but less than 50%, of the total dollar amount of the sum of (x) all Pool Assets owned by Bank immediately prior to such sale and (y) all Bank Originated Mortgage Loans then-owned by CLF; or 40 basis points, if the total dollar amount of all Bank Loans is less than 25% of the total dollar amount of the sum of (x) all Pool Assets owned by Bank immediately prior to such sale and (y) all Bank Originated Mortgage Loans then-owned by CLF.

“Performance Criteria” means: (a) 103% of the aggregate of the Adjusted Book Amount for all Pool Assets does not exceed the amount determined by subtracting (x) the Securitization Costs associated with a hypothetical Securitization of all Pool Assets from (y) the aggregate Market Value for all Pool Assets; (b) the Market Value of all Pool Assets is at least equal to the Mortgage Balances for such Pool Assets; and (c) the Adjusted Book Amounts of all Pool Assets does not exceed the sum of the Mortgage Balances for all Pool Assets.

“Permanent Loan” means any Bank Loan that was originated by or through Bank or any of its affiliates as a Construction Perm Loan and that, under its terms, has converted from construction financing to commercial mortgage loan financing upon completion or substantial completion of construction of the improvements on the Mortgaged Property.

“Pool Assets” means all Purchased Mortgage Loans and all Confirmed Loans owned at any given time by Bank. Any Purchased Mortgage Loan or Confirmed Loan sold by Bank to CLF by CLF’s exercise of its Call Option shall cease to be a Pool Asset upon Bank’s receipt of the Exercise Price and other amounts that may be due and payable to Bank upon CLF’s exercise of the Call Option.

“Prime Pool Assets” means Pool Assets for which the Tenants of the Mortgaged Properties have long-term unsecured debt ratings, by a nationally recognized rating agency, of at least BBB-/Baa3.

“Profit Participation Amount” means the amount determined by multiplying (x) the Participation Rate by (y) the Mortgage Loan Balance for each Bank Loan that is the subject of a Securitization or a whole-loan sale.

“Purchase Date” means the date on which CLF assigns a Commercial Mortgage Loan to Bank under the provisions of Section 5 of this Agreement.

“Purchase Price” means the price that Bank pays CLF for a Pool Asset, as determined in accordance with the provisions of Section 5(b) of this Agreement.

“Purchase Price Grid” means a table, prepared from time to time by Bank, in its sole discretion, setting forth various rates that will be applied to determine the amount that Bank is willing to pay CLF for the purchase of any Commercial Mortgage Loan. The form of a Purchase Price Grid is attached hereto as Exhibit B.

“Purchased Mortgage Loans” means Commercial Mortgage Loans that Bank has purchased from CLF and for which CLF has the option to purchase pursuant to a written agreement, regardless of whether such Commercial Mortgage Loans are Pool Assets or not.

“Rating Agency” means any of the entities listed in the definition of Investment Grade.

“Remittances” means, with respect to any Pool Asset, all interest paid by or on behalf of the respective Mortgagor and received by Bank or its agent in respect of such Pool Asset after the relevant Purchase Date.

“Report” means a bi-weekly written summary prepared and submitted by CLF to Bank, within two Business Days after the conclusion of the immediately preceding two-week period, that lists all Commercial Mortgage Loans originated by CLF, whether under the terms of this Agreement or otherwise, during the relevant two week period, stating the name of the Tenant for such Commercial Mortgage Loan, the Tenant’s industry and the Tenant’s credit rating for long-term unsecured debt.

“Securitization” means the sale of certain certificates, instruments or securities that are backed, in whole or in part, directly or indirectly, by any of the Pool Assets or any Bank Loans.

“Securitization Costs” means the sum of: (i) the actual or a reasonable, good faith estimate, determined by Bank, of all underwriting, legal and accounting costs, and all fees that would be paid to one or more rating agencies for rating the instruments or securities to be issued; (ii) the Securitization Fee; and (iii) the Profit Participation Amount for Bank Loans (other than Confirmed Loans), if any, contributed to such a Securitization.

“Securitization Fee” means the amount determined by multiplying (x) the sum of (i) all Purchase Prices that Bank paid to CLF to purchase Commercial Mortgage Loans from CLF that are being purchased by exercise of the Call Option or that are being disposed of by Bank under the terms of this Agreement and (ii) all amounts loaned by Bank to Mortgagors, less the Contribution Fees paid by CLF to Bank, in respect of all Confirmed Loans that are, at the time of such purchase or disposition, Pool Assets that are the subject of the purchase or disposition, by (y) 50 basis points.

“Servicer” means Midland Loan Services, Inc., or any other entity or institution that may service the Pool Assets.

“Servicing Agreement” means that certain Servicing Agreement, of even date herewith, the form of which is attached hereto as Exhibit D.

“Substituted Mortgage Loan” means any Pool Asset that is replaced with a Bank Loan pursuant to Section 2(d) of the Call Option Agreement.

“Tenant” means a tenant of real property pledged as collateral security for a Commercial Mortgage Loan.

“Termination Date” means January 31, 2001, or any subsequent date determined pursuant to Section 4 of this Agreement.

(b) Other Definitions and Rules for Construction. In addition to the foregoing defined terms, the word including” means “including without limitation.” As appropriate, the singular of any term shall be deemed to include reference to the plural, and vice versa.

2. Purchase and Sale of Commercial Mortgage Loans. Subject to the terms and conditions set forth in this Agreement, Bank hereby agrees that it, in its sole discretion, may purchase from CLF, and CLF hereby agrees that it will sell, transfer and assign to Bank, all of

CLF’s rights, title and interests in and to certain Commercial Mortgage Loans that may be designated in writing by the parties, free and clear of all liens, security interests and encumbrances, other than: (a) in respect of ad valorem taxes that may have accrued but are not yet payable under their own terms; and (b) as set forth or contemplated in this Agreement,

3. Term and Amount. Subject to the terms set forth herein, Bank may purchase, and CLF may sell, Commercial Mortgage Loans; provided, however, that the total Adjusted Book Amount of all Pool Assets, together with Committed Amounts, shall not exceed $200,000,000.00 at any one time. Notwithstanding the foregoing limitation, Bank may purchase, if CLF agrees to sell to Bank, additional Commercial Mortgage Loans having an aggregate Purchase Price of no more than $75,000,000.00 (provided that the total Adjusted Book Amount of all Pool Assets, together with Committed Amounts, may not exceed $275,000,000.00), provided that the Ceiling Conditions are satisfied. If the Ceiling Conditions remain satisfied, Bank may then purchase, if CLF agrees to sell to Bank, additional Commercial Mortgage Loans having an aggregate purchase price of no more than $75,000,000.00 (provided that the total Adjusted Book Amount of all Pool Assets, together with Committed Amounts, may not exceed $350,000,000.00). To the extent that the sum of (i) the total Adjusted Book Amount of all Pool Assets and (ii) Committed Amounts decreases at any time as a result of purchase of Pool Assets by CLF from Bank pursuant to an exercise of the Call Option. Bank may purchase additional Commercial Mortgage Loans from CLF, subject to the limitations set forth herein.

4. Termination of Facility. The initial term of the Facility shall end on January 31, 2001 or upon termination pursuant to Section 20 of this Agreement, but may be extended from time to time for an additional one-year period pursuant to the following terms and conditions. If the Ceiling Conditions are satisfied at the time of the prospective extension, the term of the Facility may be extended upon the occurrence of either of the following:

(i) First, CLF may send Bank a written request for extension of the termination date no earlier than August 1 and no later than October 31 of the year prior to the year in which the Facility would expire but for the requested extension. If Bank elects to extend the term of the Facility, it shall, within 30 days after the date of CLF’s request, send CLF written notice that the Facility will be extended for an additional year, with the new Termination Date being January 31 of the year following the then-current Termination Date. In no event, however, may the Facility be renewed beyond January 31, 2003.

(ii) Second, the Facility shall be extended, without notice or request, for a period of twelve months following the effective date of a Securitization by CLF of Pool Assets in the greater amount of (i) at least $100,000,000.00 or (ii) 50% of the Adjusted Book Amount for all Pool Assets existing on the date of the Securitization. If the effective date of such a Securitization occurs on a day other than the last day of a month, the Facility shall be extended until the last calendar day of the twelfth month following the effective date of such Securitization, subject to the final sentence of clause (i), above.

5. Purchase Terms. Bank shall purchase the Commercial Mortgage Loans from CLF on the following terms:

(a) Confirmation and Purchase of Commercial Mortgage Loans. An agreement to purchase a Commercial Mortgage Loan may be entered into by Bank after receipt of a request of sale from CLF, which request shall be in the form of a proposed Confirmation. If Bank agrees to the proposed sale, then CLF shall confirm the terms of the proposed sale of the Commercial Mortgage Loan by promptly issuing a written Confirmation, in a form reasonably satisfactory to the parties, to Bank. Such Confirmation shall describe the Commercial Mortgage Loan(s) to be sold, identify Bank as buyer and CLF as seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the purchase rate applicable to the sale of the Commercial Mortgage Loan, as determined from the then-current Purchase Price Grid, (iv) the rating of the Tenant for the applicable Mortgaged Property, (v) whether the lease is a bond, triple net/ground or double net lease and (vi) any additional terms or conditions not inconsistent with this Agreement. After the parties have agreed to the sale and purchase of a Commercial Mortgage Loan and after receipt of the Confirmation, Bank shall sign the Confirmation and return a copy to CLF. CLF shall submit all Commercial Mortgage Loans originated by or through Bank, or any of its affiliates or subsidiaries, to Bank for consideration, and Bank shall have a commercially reasonable amount of time for the review of such Commercial Mortgage Loans before CLF may submit any such Commercial Mortgage Loan to any third party for consideration. Without limiting the generality of the foregoing, Bank shall have no obligation to purchase any Commercial Mortgage Loan on or after the Expiration Date.

(b) Purchase Price. The Purchase Price for Commercial Mortgage Loans that Bank agrees to purchase shall be determined in accordance with the then-current Purchase Price Grid, and by application of the purchase rate set forth therein to (i) the loan proceeds advanced by CLF to the Mortgagor under the Commercial Mortgage Loan for which the Purchase Price is being determined, plus (ii) the premium for any Lease Enhancement Policy that may be issued in connection with such Commercial Mortgage Loan, unless such premium is being paid directly by the Mortgagor, in each case as set forth in the relevant Confirmation. Bank may, in its sole discretion, alter or amend the Purchase Price Grid from time to time.

(c) Representations and Warranties. Upon a sale of a Commercial Mortgage Loan, CLF shall make customary representations and warranties with respect to CLF’s legal ability to deliver such documents, instruments, rights, title and interests to Bank and with respect to the Commercial Mortgage Loan itself. If Bank discovers that any of these representations or warranties was incorrect at the time of Bank’s purchase of a Commercial Mortgage Loan and if Bank notifies CLF of such error or nonconformity within ten Business Days after receipt (actual or constructive) of the Mortgage File or discovery of the error or nonconformity, whichever occurs later, then CLF promptly shall refund the Purchase Price for such Commercial Mortgage Loan to Bank.

(d) Ownership. Ownership of Commercial Mortgage Loans and all related documents, instruments, rights and interests, including without limitation applicable Lease Enhancement Policies shall be transferred by CLF to Bank upon payment of the Purchase Price by Bank, at which time said Commercial Mortgage Loans shall become Pool Assets. Except for its rights under the Call Option Agreement, CLF shall retain no interest in, to or against the Pool Assets.

(e) Original Loan Documents. Within five Business Days after the Purchase Date for a Commercial Mortgage Loan, CLF will deliver the original promissory note and deed of trust or mortgage for, together with other documents and instruments evidencing or relating to, the Purchased Mortgage Loan and related transactions to the Custodian to hold in trust for the sole benefit of Bank.

(f) Prime Pool Assets. At no time shall the aggregate sum of the Adjusted Book Amounts for Prime Pool Assets be less than 90% of the sum of the Adjusted Book Amounts for all Pool Assets.

(g) Option Premium Adjustment Amount. Bank shall be under no obligation to purchase any Commercial Mortgage Loan, regardless of whether Bank previously executed a Confirmation with respect to such Commercial Mortgage Loan, if CLF has failed to pay Bank an Option Premium Adjustment Amount by the end of the fifth (5th) Business Day after CLF has received a Market Deficit Notice from Bank.

6. Custody of Loan Documents and Servicing of Purchased Mortgage Loans. In respect of each Purchased Mortgage Loan, the Custodian, or a similar institution, will have custody of the original promissory note and deed of trust or mortgage, and other related documents and instruments, for the sole benefit of Bank and on terms set forth in the Custody Agreement. Servicing of the Purchased Mortgage Loans will be performed by the Servicer, or a similar institution, on terms set forth in the Servicing Agreement.

7. Intent. The parties understand and intend that Bank’s purchase of Commercial Mortgage Loans from CLF shall in each instance constitute an absolute assignment, and not an assignment for security, thereof. The parties also understand and intend that the Call Option shall constitute a securities contract, as such item is defined at 11 U.S.C. § 741(7), and that each Purchased Mortgage Loan is a security for the purposes of 11 U.S.C. §§ 101(49) and 741(7).

8. True Sale; Security Agreement. Notwithstanding that the parties intend that each sale of a Commercial Mortgage Loan to Bank be an absolute assignment, CLF shall grant Bank a security interest in each Pool Asset purchased by Bank from CLF, all underlying and related documents and instruments, and all rights and interests, other than those established by the Call Option, relating to or arising from the foregoing. The form of the agreement evidencing this grant of a security interest is attached hereto as Exhibit E.

9. Call Option. Simultaneously with the execution and delivery of this Agreement, Bank, CLF and CLFC shall execute and deliver the Call Option Agreement.

10. Contribution Agreement. Simultaneously with the execution and delivery of this Agreement, or as soon thereafter as is reasonably practicable, Bank, CLF and CLFC shall execute and deliver a Contribution Agreement.

11. Custody Agreement. Simultaneously with the execution and delivery of this Agreement, or as soon thereafter as is reasonably practicable, Bank, CLF and CLFC shall execute and deliver the Custody Agreement.

12. Servicing Agreement. Simultaneously with the execution and delivery of this Agreement, or as soon thereafter as is reasonably practicable, Bank, CLF and CLFC shall execute and deliver the Servicing Agreement.

13. Default; Liquidation Rights. Immediately upon the occurrence of an Event of Default and subject only to the rights of CLF and CLFC under Sections 2(h) and 6 of the Call Option Agreement: (a) CLF’s purchase rights under the Call Option shall terminate; (b) Bank shall be under no obligation to purchase any Commercial Mortgage Loan from CLF; (c) Bank shall have the right, in its sole discretion, to liquidate any or all of the Pool Assets; and (d) Bank may use any hedging strategy that it, in its sole discretion, deems appropriate. Bank’s liquidation rights include, without limitation, Bank’s right to freely sell or dispose of all Pool Assets upon whatever terms Bank, in its sole discretion, deems advisable. Bank shall remit the Disposition Surplus to CLF upon any Securitization of the Pool Assets or any sale, transfer or assignment of the Pool Assets to a third party.

14. Additional Remedies. In addition to the liquidation rights set forth in Section 13, Bank may, upon the occurrence of an Event of Default, exercise any right or remedy granted to secured creditors under Article 9 of the Uniform Commercial Code.

15. Fees and Expenses. The actual, reasonable out-of-pocket fees and expenses of Bank’s outside counsel incurred in connection with the negotiation, preparation and delivery of this Agreement, the Call Option Agreement and related documents and instruments shall be reimbursed to Bank by CLF upon the execution and delivery by Bank and CLF of such documents and instruments.

16. Profit Participation Amount and Securitization Fee. CLF, promptly upon its sale, assignment or other disposition of all or a substantial portion of its rights, interests and title in and to any Bank Loan to a third-party, or upon CLF’s assignment, sale, transfer (absolute or otherwise) or contribution of a Bank Loan to a trust or other entity in conjunction with a Securitization, shall pay Bank the Profit Participation Amount determined for such Bank Loan. CLF also shall pay Bank the Securitization Fee in respect of any Securitization involving Pool Assets upon the later of: (i) the date on which the Exercise Price in respect of such Securitization is due and payable under the terms of the Call Option Agreement; or (ii) the date on which a majority of the securities, certificates, or other documents evidencing beneficial interests issued in connection with such Securitization are sold, transferred or assigned to any person or entity other than CLF.

17. Remittances. Prior to the Expiration Date, Bank shall, or shall direct the Servicer to, disburse to CLF on a monthly basis the amount by which (i) Remittances received during the applicable month exceed (ii) the Option Margin Premium for the applicable month, provided that the amount of Remittances for the relevant period is at least equal to the amount of the Option Margin Premium for such period.

18. Hedge. Bank shall establish a Hedge and maintain a hedging strategy with respect to all Expanded Pool Assets, which hedging strategy shall be in an amount of at least 90% of the Loan Value of the Expanded Pool Assets on a DVO1 basis and which may be subject to CLF’s consent. For all periods prior to the date on which Bank has delivered a Market Deficit Notice to CLF, and after CLF has timely paid any Option Premium Adjustment Amount then due and payable under the terms of the Call Option Agreement, Bank shall apply a hedging strategy to which CLF has consented (which consent CLF shall not unreasonably withhold) or any other hedging strategy that Bank, in its sole discretion, decides to adopt if such consent is not forthcoming. At all times after Bank has delivered a Market Deficit Notice to CLF and prior to the payment by CLF of the related Option Premium Adjustment Amount, Bank may apply any hedging strategy Bank, in its sole discretion, determines to be appropriate or reasonable. For the purposes of this Section, the Loan Value of Construction Perm Loans that are not Converted Loans shall be the anticipated principal amount advanced by Bank to the applicable Mortgagor in respect of such loan at such time as it may become a Converted Loan. When determining a Net Hedge Adjustment Amount for less than all Pool Assets, net gains or losses shall be determined with respect to only the Pool Assets for which the determination is being made. Nothing set forth in this Section 18 shall alter the definition of Net Hedge Adjustment Amount.

19. Reports. From and after the Closing Date, CLF shall prepare and deliver to Bank, within two Business Days after the immediately preceding two-week period, with the first two-week period commencing on the Closing Date, bi-weekly Reports regarding all loans originated by CLF during such period. The form of such Reports shall be subject to Bank’s consent, which consent Bank will not withhold unreasonably.

20. Termination at Will. Either Bank or CLF may terminate the Facility upon 120 days written notice to the other party hereto, and the 120th day following the date of any such notice shall be an Expiration Date. Bank shall have no obligation to purchase any Commercial Mortgage Loan from CLF on or after the 60th day following the date of any such notice.

21. Representations and Warranties. The parties represent and warrant to each other as follows:

(a) Mutual Representations and Warranties. Bank, CLF, CLFC and CLF Holdings, Inc. each represents and warrants to the others as follows: (i) it has full power and authority, and has taken all action necessary to execute and deliver this Agreement, and all documents required to be executed and delivered by it hereunder, and to fulfill its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby; (ii) the making and performance by it of this Agreement, and all documents required to be executed by it hereunder, and to fulfill its obligations hereunder and thereunder, does not and will not violate any law or regulation of the jurisdiction under which it exists, any other law or regulation applicable to it or any other agreement to which it is a party or by which it is bound; (iii) this Agreement, and all documents required to be executed by it hereunder have been duly executed and delivered by it and constitute its legal, valid and binding obligations, enforceable in accordance with the respective terms hereunder or thereunder; and (iv) all approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement, and all documents required to be executed and delivered by it hereunder have been obtained.

(b) Additional Representations and Warranties of CLF. CLF represents and warrants to Bank that CLF is not, and upon consummation of each transaction contemplated by this Agreement will not be, insolvent and, as of the date of any sale of a Commercial Mortgage Loan to Bank, that: (i) CLF owns such Commercial Mortgage Loan to be sold to Bank free and clear of any lien, security interest, claim, encumbrance or tax (other than those taxes that may have accrued but for which payment is not yet due); (ii) CLF has taken all actions necessary to authorize the sale of each Commercial Mortgage Loan to Bank; (iii) the sale of such Commercial Mortgage Loan to Bank will not violate any contract, agreement or order to which CLF is subject; (iv) the sale of such Commercial Mortgage Loan will constitute a legal, valid and binding obligation on CLF; (v) CLF is not, and will not be, upon consummation of the sale of such Commercial Mortgage Loan to Bank, insolvent or otherwise unable to pay its obligations as and when such obligations become due; (vi) upon the sale of a Commercial Mortgage Loan to Bank, Bank will have all rights and powers previously granted to or reserved by CLF under such Commercial Mortgage Loan; (vii) such Commercial Mortgage Loan is a valid and binding commitment of and against the respective Mortgagor; and (viii) CLF has, immediately prior to the sale, a valid, perfected first priority security interest or lien on the Mortgaged Property and other collateral in respect of such Commercial Mortgage Loan.

22. Covenants of CLF. CLF covenants that, after the date hereof, it will: (i) forward to Bank, within two Business Days of receipt, any and all notices, invoices or bills relating or affecting any Purchased Mortgage Loan; (ii) not take any action that could reasonably foreseeably result in or have a materially adverse impact on Bank’s rights and interests in and to any Purchased Mortgage Loan; (iii) not make or issue any statement, or fail to correct any known misunderstanding, regarding the transfer to Bank of CLF’s rights, title and interests in and to any Purchased Mortgage Loan; (iv) have at least $1,000,000.00 cash on hand and maintain a minimum equity of at least $20,000,000.00 or eight percent (8%) of its assets, determined as if the sale of Purchased Mortgage Loans were not a true sale under the provisions of SFAS 125, whichever is greater; (v) not take any action or fail to take any action that could result in CLF or Bank losing a valid, perfected first priority security interest in or lien on any mortgaged property or other collateral relating to any Purchased Mortgage Loan; (vi) take all reasonable actions after execution and delivery of this Agreement to ensure that CLF has and continues to have a valid, perfected first-priority security interest in or lien on any Mortgaged Property and other collateral relating to any Purchased Mortgage Loan and that, at Bank’s request, Bank continues to have a valid, perfected first priority security interest in or lien on or with respect to any Purchased Mortgage Loan; (vii) submit Reports to Bank on at least a bi-weekly basis; and (viii) provide Bank with financial reports, on at least a monthly basis, within thirty days after the end of the immediately preceding reporting period.

23. Further Assurances. If CLF does not exercise the Call Option as to all Purchased Mortgage Loans before the Expiration Date, then Bank shall: (a) notify CLF of the terms of any subsequent securitization or other disposition of Purchased Mortgage Loans; and (b) consider, in good faith, any offer tendered to Bank by CLF for the purchase of the Purchased Mortgage Loans from Bank, provided that such offer is tendered to Bank prior to the earlier of (i) the date on which Bank has entered into a binding agreement with a third party with respect to the disposition of Purchased Mortgage Loans or (ii) the date on which any securities that may be backed in whole or in part by Purchased Mortgage Loans have been “circled.” The parties shall take, from time to time hereafter, such additional actions and execute and deliver such additional documents and instruments (at the requesting party’s expense) as may be reasonably necessary or advisable to: (i) evidence any transaction set forth or referred to in this Agreement; (ii) to effectuate any provision of this Agreement; or (iii) ensure the priority, perfection or continuity of perfection of the security interest in and to the Purchased Mortgage Loans granted by CLF to Bank.

24. Notices. All notices permitted or required to be delivered under the terms of this Agreement shall be delivered by telecopy, at the telecopy number listed below, with an original to follow by overnight delivery or certified U.S. mail to the following addresses. The telecopy numbers and addresses set forth below may be changed from time to time by written notice sent to the other party to this Agreement. Receipt of any notice shall be deemed to have occurred on the first Business Day following the date on which delivery is made by telecopy. The addresses and telecopy numbers for delivery of notices are as follows:

If to CLF, CLFC and CLF Holdings, Inc.:

Capital Lease Funding, L.P.

Attention: Mr. Paul H. McDowell

110 Maiden Lane, 36th Floor

New York, NY 10005

Telecopy: (212) 217-6301

CLFC HPII Inc.

Attention: Mr. Robert Perro

50 Charles Lindbergh Boulevard Uniondale, NY 11553 Telecopy: (516) 745-6787

With a copy to:	Mr. Alan Lawrence Cadwalader, Wickersham & Taft 100 Maiden Lane New York, NY 10038 Telecopy: (212) 504-6666

If to Bank:	Bank of America, N.A., Attention: Mr. Robert D. Howlett 100 North Tryon Street, 16th Floor NC1-007-16-10 Charlotte, NC 28255 Telecopy: (704) 386-2927

With a copy to:	Mr. Bradley E. Pearce Moore & Van Allen, PLLC 100 North Tryon Street, 47th Floor Charlotte, NC 28202-4003 Telecopy: (704) 378-2095

25. Miscellaneous Provisions. The following provisions govern the effectiveness and interpretation of this Agreement:

(a) Captions. Underlined captions used herein are for ease of reference only and shall not be used in the interpretation of this Agreement.

(b) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original executed copy of this Agreement and which together shall constitute but one and the same instrument.

(c) Execution by Facsimile. This Agreement may be executed and delivered by facsimile, and each party agrees that it shall be bound by this Agreement to the same extent as if such party had delivered an original executed copy hereof to the other party and that a facsimile copy of this Agreement shall be competent, admissible evidence in any action, trial, arbitration or mediation of any dispute arising under or relating to this Agreement to the same extent as if it were the original executed instrument. Notwithstanding the foregoing, any party that delivers this Agreement by facsimile shall ensure that an original executed copy hereof is delivered promptly to the other party or parties, without further demand.

(d) Entirety. This Agreement, and documents and instruments specifically referenced herein, constitutes the complete and final agreement between the parties with respect to the subject matter hereof. All contemporaneous and prior agreements and understandings, whether oral or written, are hereby superseded and of no further consequence or effect and shall not be binding on the parties or used in the interpretation of the respective rights and obligations set forth in this Agreement. There are no oral agreements with respect to this Agreement or the transactions contemplated hereby between the parties hereto.

(e) Governing Law. This Agreement shall be construed under the laws of the State of North Carolina, without giving effect to the choice-of-law provisions thereof.

(f) Binding Effect. This Agreement is and shall be binding on, and shall inure to the benefit of, the parties hereto and on their respective successors, successors-in-interest and assigns.

(g) Jurisdiction. Any action arising out of or relating to this Agreement shall be heard by a court sitting in Mecklenburg County, North Carolina.

(h) Survival. CLF’s obligations hereunder shall survive execution and delivery of this Agreement and any exercise by CLF of the Call Option with respect to less than all of the Pool Assets; and CLF’s obligations (with respect to Purchased Mortgage Loans for which neither CLF nor CLFC has exercised the Call Option) under Section 16 of this Agreement shall also survive the Expiration Date.

(i) No Waiver. Bank, in its sole discretion, may refrain from time to time from providing CLF with notice of the occurrence of an Event of Default, a breach of any provision of this Agreement or any other act or event that would constitute or that, with notice and the passage of time, would trigger an Event of Default hereunder. Any such election by Bank (i) shall not be a waiver of any of CLF’s obligations, or of any of Bank’s rights and remedies, under this Agreement, and (ii) shall not bar Bank, in its sole discretion, from subsequently providing CLF with notice of the occurrence of an Event of Default, of a breach of any provision of this Agreement or of any other act or event that would constitute or that, with notice and the passage of time, would trigger an Event of Default hereunder; provided, however, that Bank may not give such notice with respect to a previously-existing Event of Default or breach or any other act or event that would constitute or that, with notice and the passage of time, would trigger an Event of Default hereunder unless it remains uncured as of the date on which Bank provides notice thereof to CLF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereby execute and deliver this Agreement as of the date first set forth above.

BANK OF AMERICA, N.A.

By:	/s/ ROBERT D. HOWLETT

Title:	Vice President

CAPITAL LEASE FUNDING, L.P., by CLF HOLDINGS, INC., its general partner

By:	/s/ PAUL H. MCDOWELL

Title:	Senior Vice President

CLFC HPII INC.

By:	/s/ ROBERT A. PERRO

Title:	Vice President

CLF HOLDINGS, INC.

By:	/s/ PAUL H. MCDOWELL

Title:	Senior Vice President

EXHIBIT A

Form of Confirmation

A-1

EXHIBIT B

Form of Purchase Price Grid

B-1

EXHIBIT C

Form of Custody Agreement

C-1

EXHIBIT D

Form of Servicing Agreement

D-1

EXHIBIT E

Form of Security Agreement

E-1

EXHIBIT F

Form of Call Option Agreement

F-1

EXHIBIT G

Form of Contribution Agreement

G-1